Exhibit 99

NEWS RELEASE

CONTACT:
Mike McCreery
EVP/CFO
800-324-3244

FOR IMMEDIATE RELEASE

STAGE STORES PROVIDES INITIAL
DETAILS ON IMPACT FROM HURRICANE RITA

HOUSTON, TX, September 26, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today provided its initial assessment of the impact from Hurricane Rita.

The Company reported that a total of 118 stores in the Gulf Coast region were closed for a portion, or all of the period from Wednesday, September 21st through Saturday, September 24th. Due to the mandatory evacuations that were ordered as the storm moved across the Gulf of Mexico, closings occurred in coastal markets as far south as Corpus Christi, TX and as far east as southwestern Louisiana. All but 47 stores had reopened as of Sunday, September 25th, and an additional 22 stores reopened on Monday, September 26th. The Company anticipates that most of the 25 stores that remain closed will reopen as power is restored in these markets, and that only a small number of its stores will require further assessment to determine their reopening status.

Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "As with Hurricane Katrina, our thoughts and prayers go out to everyone impacted by Hurricane Rita. We will do all that we can to assist those in need."

Mr. Scarborough concluded, "We are currently in the process of assessing the financial impact that Hurricane Rita and Hurricane Katrina have had on our business and we will provide further updates as information becomes available."

With regard to stores closed as a result of Hurricane Katrina, the Company stated that all but one of its stores had reopened, and it is not expected to reopen in the near future.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 543 stores located in 30 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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